Exhibit 23.9

Bara Consulting (Pty) Ltd

PO Box 496

Cresta

2118

South Africa

CONSENT OF QUALIFIED PERSON

Regarding the technical report summary titled S-K 1300 Technical Report Summary of the Songwe Hill Rare Earth Element Project in Malawi, with an effective date of 30 June 2025 (the “Technical Report Summary”), as signed and certified by me, Clive Brown, as Principal Mining Engineer and Director of, and on behalf of, Bara Consulting (Pty) Ltd (“Bara Consulting”), I hereby state that Bara Consulting is responsible for the preparation of those certain sections of the Technical Report Summary listed as its areas of responsibility in Section 2.1 thereof.

Furthermore, I, on behalf of Bara Consulting, state that:

(a)	Bara Consulting consents to the public filing by Mkango Rare Earths Limited of the Technical Report Summary with the United States Securities and Exchange Commission;

(b)	the document that the Technical Report Summary supports is the Registration Statement on Form F-4 of Mkango Rare Earths Limited (the “Document”);

(c)	Bara Consulting consents to the use of its name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which it is responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)	Bara Consulting confirms that individuals on behalf of Bara Consulting have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which Bara Consulting is responsible.

Dated at Hilton, South Africa this June 5, 2026.

/s/ Clive Brown	Professional Seal / Stamp
Signature of Individual on behalf of Qualified Person

Clive Brown, BSc Engineering (Mining), Pr Eng (RSA), FSAIMM Member No. 703521